Exhibit 1

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF AUGUST 31, 2003
(in millions, except share amounts)

August, 2003
ASSETS
Current Assets
Cash and cash equivalents	$ 4,061
Accounts receivable:
Customers (net of allowance for doubtful accounts of $63 million)	1,769
Related parties	34
Regulatory balancing accounts	163
Inventories:
Gas stored underground and fuel oil	231
Materials and supplies	121
Income taxes receivable	-
Prepaid expenses and other	66
Assets from price risk management	11
Total current assets	6,456

Property, Plant, and Equipment
Electric	20,192
Gas	8,242
Construction work in progress	325
Total property, plant, and equipment (at original cost)	28,759
Accumulated depreciation and decommissioning	(12,754)
Net property, plant, and equipment	16,005

Other Noncurrent Assets
Regulatory assets	1,860
Nuclear decommissioning trust funds	1,401
Other	1,019
Total other noncurrent assets	4,280
TOTAL ASSETS	$ 26,741

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	461
Related parties	193
Regulatory Balancing Accounts	108
Other	279
Accrued taxes	396
Rate reduction bonds	1,230
QUID's	-
Deferred income taxes	1,524
Deferred tax credits	132
Asset retirement obligations	1,411
Pre-petition secured debt	2,789
Pre-petition liabilities	3,919
Pre-petition financing debt	5,672
Other liabilities	3,217
Total liabilities	21,331

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Reinvested earnings (Accumulated deficit)	1,469
Accumulated other comprehnsive loss	(60)
Total stockholders' equity	5,273

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 26,741

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF AUGUST 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

3

Cash and cash equivalents have been reduced for uncleared checks.  On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED AUGUST 31, 2003
AND THE TWENTY-NINE MONTHS ENDED AUGUST 31, 2003
(in millions)
		Case to date
	Month	twenty-nine months
	ended	ended
	August 31, 2003	August 31, 2003
OPERATING REVENUES	$ 1,050	$ 25,342

OPERATING EXPENSES:
Cost of Electric Energy	240	3,510
Cost of Gas	92	2,864
Operating and Maintenance	207	6,739
Depreciation, Decommissioning, and Amortization	104	2,682
Total Operating Expenses	643	15,795

OPERATING INCOME (LOSS)	407	9,547

Interest Income (Expense)	(69)	(2,128)
Professional Fees	(2)	(74)
Other Income and (Expense)	1	5

PRE-TAX INCOME (LOSS)	337	7,350

Income Taxes	132	2,809

EARNINGS (LOSS)	205	4,541

Preferred Dividend Requirement	2	60
Cumulative Effect of Change in Accounting Principle	-	1

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 203	$ 4,480

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED AUGUST 31, 2003
AND THE TWENTY-NINE MONTHS ENDED AUGUST 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

The results for the month of August 2003 are not indicative of future earnings. Future earnings could differ materially.

3

These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR).  The estimated amount recorded is subject to revision and actual results could differ materially.  Revenues collected on behalf of the DWR and the related costs are not reflected in these unaudited financial statements as Pacific Gas and Electric Company is a collection agent for the DWR.

4	Case to date results reflect the entire twenty-nine month period ended August 31, 2003. The bankruptcy petition date is April 6, 2001.